Exhibit 23.1

Consent of Independent Auditors

Board of Directors

Campus Crest Communities, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3, as amended, (Nos. 333-177648, 333-188144, and 333-192413) and on Form S-8 (No. 333-169958) of Campus Crest Communities, Inc. of our report dated April 27, 2015, with respect to the combined consolidated statement of revenues and certain expenses of Copper Beech Townhome Communities Portfolio for the year ended December 31, 2014, which report appears in the Form 8-K of Campus Crest Communities, Inc. dated April 28, 2015. Our report refers to the fact that the combined consolidated statement of revenues and certain expenses of Copper Beech Townhome Communities Portfolio was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission, as described in Note 2 to the combined consolidated statement of revenues and certain expenses, and it is not intended to be a complete presentation of Copper Beech Townhome Communities Portfolio’s revenues and expenses.

/s/ KPMG LLP

New York, New York

April 28, 2015